EXHIBIT 2:


                                                   May 12, 1999


Mr. Sol Price, Trustee
[NAME OF TRUST]
7979 Ivanhoe Avenue, Suite 520
La Jolla, California  92037


          RE:  [ ] Shares of Common Stock of Price Enterprises, Inc.


The undersigned hereby grants you my Limited Power of Attorney with regard to the above-referenced shares of stock to:

1. Sign an Agreement with Excel Legacy Corporation, a Delaware Corporation, to place in escrow [___________] shares, for ultimate tender or other conversion into cash, debentures and notes on the same terms and conditions as you are accepting as Trustee of [Name of Trust] under an Agreement with Excel Legacy dated May 12, 1999;

2. File with the Securities and Exchange Commission ("SEC") a Form 13-D that reports the sale as a part of a "group" as defined by the SEC (without necessarily admitting that such a "group" is constituted); and

3. Execute any other Agreements or take any necessary actions to complete the transaction contemplated in the Agreement.



                                        By: _______________________________
                                                     [Stockholder]